United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2006

R.R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-4694	36-1004130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 South Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 17, 2006, R.R. Donnelley and Sons Co. (the “Company”) entered into (1) a merger agreement and stock purchase agreements to acquire OfficeTiger Holdings Inc. and (2) employment agreements with each of Randolph B. Altschuler and Joseph M. Sigelman, the co-founders of OfficeTiger who will, following the acquisition, continue to be the co-Presidents of OfficeTiger and will assume additional responsibilities within the Company. Under the merger agreement and the stock purchase agreements, holders of OfficeTiger securities will receive an aggregate of approximately $250 million in cash in exchange for their respective OfficeTiger ownership interests and OfficeTiger will become a wholly owned subsidiary of the Company.

The acquisition is subject to certain closing conditions, including the expiration or termination of any waiting period or applicable approval under United States and German antitrust laws and the availability of Messrs. Altschuler and Sigelman pursuant to the terms of their employment agreements with the Company. Following the merger, the Company will be entitled to indemnification with respect to breaches of OfficeTiger’s representations and warranties, and any claims will be satisfied from an escrow established out of a portion of the consideration payable under the acquisition agreements. The merger agreement may be terminated under certain circumstances, including by either the Company or OfficeTiger if the merger is not consummated by July 17, 2006.

The Company expects to complete the acquisition of OfficeTiger in the spring of 2006.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1    Press Release issued by R.R. Donnelley & Sons Company on March 20, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: March 23, 2006
	By:	/s/ SUZANNE S. BETTMAN Suzanne S. Bettman Senior Vice President, General Counsel & Assistant Secretary

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by R.R. Donnelley & Sons Company on March 20, 2006.

4